Nuveen Enhanced CLO Income Fund 486BPOS

Exhibit 99.(h)(2)

DISTRIBUTION AGREEMENT

Exhibit A

Amended as of January 9, 2025

List of Funds and Share Classes

Fund	Effective Date	Share Class(es)
Nuveen Enhanced High Yield Municipal Bond Fund	06/29/2021	Class I Common Shares Class A1 Common Shares Class A2 Common Shares
Nuveen Enhanced CLO Income Fund	01/10/2025	Class I Common Shares Class A1 Common Shares Class A2 Common Shares

[SIGNATURE PAGE FOLLOWS]

Signed: January 9, 2025

Each Fund Listed in EXHIBIT A hereto (with respect to each Fund, severally and neither jointly nor jointly and severally with any other Fund)	NUVEEN SECURITIES, LLC, a Delaware limited liability company

By: /s/ Mark Winget_____________________ Title: Vice President and Secretary	By: /s/ Mark Czarniecki_____________ Title: Managing Director